Annual Shareholder Meeting May 14, 2014

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Agenda 4 1. Financial Performance 2. Margin Environment 3. Margin Drivers 4. Total Shareholder Returns 5. Cash Distribution Strategy 6. Strategic Accomplishments 7. 2014 Outlook

5 2013 Financial Performance  2013 EPS -57% vs 2012  2013 Net Income -57% vs 2012  2013 EBITDA -51% vs 2012 $0 $2 $4 $6 $8 $10 2012 2013 $8.38 $3.64 EPS $0 $500 $1,000 $1,500 $2,000 2012 2013 $1,727 $736 Net Income $0 $1,000 $2,000 $3,000 $4,000 2012 2013 $3,097 $1,515 EBITDA

6 Margin Environment  Margins above 5-year average range the first half of 2013 across all regions before declining to 5 year low levels for the second half of the year  2013 MidCon 321 Crack Spread 32% below 2012  2013 MidCon 321 Crack Spread $22.30  2012 MidCon 321 Crack Spread $32.59

7 Margin Environment  HFC 2013 Reported Consolidated Gross Margin per Barrel 36% Below 2012 Levels  HFC Consolidated Refinery Gross Margin per Barrel $15.99 vs 2011 $24.89  Rockies GM/BBL $17.86 vs 2012 $27.15, -34% yoy  MidCon GM/BBL $16.28 vs 2012 $23.42 , -30% yoy  Southwest GM/BBL $13.91 vs 2012 $26.92 , -48% yoy $- $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 MidCon 321 HFC Consolidated GM/BBL MidCon GM/BBL Southwest GM/BBL Rockies GM/BBL $32.59 $24.89 $23.42 $26.92 $27.15 $22.30 $15.99 $16.28 $13.91 $17.86 2012 2013

8 Negative Margin Drivers  40% Compression in WTI/Brent Spread  $10.61 WTI Discount to Brent on average for 2013  $17.48 WTI Discount to Brent on average for 2012  WTI briefly traded at parity to Brent mid-year 2013  Emergence of Crude Advantage on Gulf Coast  $1.36 average LLS Premium to Brent first half 2013  ($3.94) average LLS Discount to Brent second half 2013  Increased Inland Product Market Competition  Above average US refinery utilization rates in 2013  Resulting in oversupplied product market…  and dislocation of gasoline prices from Brent Crude WTI / Brent Spread LLS / Brent Spread Gulf Coast Gasoline vs Brent Crude

-10% 0% 10% 20% 30% 40% 50% 60% WNR VLO MPC PSX DK TSO HFC PBF ALJ 53% 50% 48% 48% 40% 35% 14% 12% -6% Full Year 2013 Performance Price Appreciation Total Return Total 2013 Shareholder Return 9  HFC Total 2013 Share Price Appreciation 7% Compared to Sector Average 29%  12/31/12 Stock Price $46.55  12/31/13 Stock Price $49.69  HFC Total 2013 Shareholder Return 14% Compared to Sector Average 33%  $3.20 per share cash dividends paid in 2013 **HFC split adjusted * FY 2013 calculated off closing prices from 12/31/2012 and 12/31/2013

0% 100% 200% 300% 400% 500% 600% DK HFC WNR TSO VLO S&P ALJ 590% 536% 477% 356% 167% 120% 92% 5-year Total Return Price Appreciation Total Return 0% 500% 1000% 1500% 2000% HFC TSO VLO WNR* DK* S&P ALJ* 1609% 738% 414% 166% 133% 90% 28% 10-year Total Return Price Appreciation Total Return Long Term Shareholder Return 10 **HFC split adjusted *10-year total return includes ALJ from 7/27/2006 IPO, WNR from 1/17/2006 IPO and DK from 5/3/2006 IPO. * Excluded peers include PSX due to 4/12/12 IPO, MPC due to 6/23/2011 IPO and PBF due to 12/12/2012 IPO.

Cash Distribution Strategy 11  Strategy is to return a significant portion of cash earnings to shareholders through:  Growing Regular Dividends evaluated quarterly  Special Dividends, evaluated quarterly  Opportunistic share repurchases  Best in Class Dividend Yield  6.9% cash return to shareholders based on Jan. 1, 2013 opening stock price of $46.55  HollyFrontier returned $829 million in capital to shareholders in 2013 Dividends totaled $3.20 per share for full year 2013 Raised regular quarterly dividend 50% from $0.20 to $0.30 Paid 4 special $0.50 dividends Spent $183 million repurchasing company shares during the year $- $0.20 $0.40 $0.60 Feb May Aug Nov $0.30 $0.30 $0.30 $0.30 $0.50 $0.50 $0.50 $0.50 2013 Dividend Track Record Regular Dividend Special Dividend $- $200 $400 $600 $800 $1,000 Feb May Aug Nov m ill io n s Total Shareholder Cash Return Dividend Buyback $646m $183m $829m

12 Goal of Generating High Long-Term Return on Capital Employed 10-year average ROCE of 27% 20-year average ROCE of 20% 10 and 20 year average ROCE calculated by taking the average of ROCE’s for the years 1994-2013. ROCE calculated by dividing net income by the sum of total debt and shareholder capital. For HFC pre-merger, legacy HOC/FTO earnings, debt and equity were combined. FTO legacy financials adjusted for LIFO accounting change in relevant years. -5% 5% 15% 25% 35% 45% 55% 65% ROCE 20-year average 10-year average

13 2013 Strategic Accomplishments  Improved Health and Safety Performance  28% reduction in safety events  37% reduction in process safety incidents  Debt Redemption – May 2013  Redeemed all outstanding 9.875% Senior Notes Due 2017  Woods Cross Expansion Project: Permit and Ground Breaking – Expected completion late 2015  Refinery expansion from 31,000 BPD to 45,000 BPP  Incremental production to flow down UNEV pipeline to Las Vegas which trades at seasonal premium  El Dorado Naphtha Fractionation: Ground Breaking – Expected completion Spring 2015  Improves liquid yields reducing byproducts such as fuel gas, propane and butane  Approximately $95 million project with an estimated 3 year payback  Holly Energy Partner’s Crude Gathering System Expansion: Announcement – Expected completion August 2014  Expanding New Mexico crude gathering capacity from 30,000 BPD to 100,000 BPD  Expansion project improves the Navajo Refinery’s crude supply flexibility and provides connections to major clearing points

14 2014 Outlook  Continued Focus on Safety and Reliability  Strategic Capital Deployment  Broaden Marketing Footprint  Continuation of Cash Distribution Strategy

Data

HollyFrontier	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004
Net Income	735,842	1,727,172	1,023,397	103,964	19,533	126,636	334,128	266,566	167,658	83,879
LT Debt (ex HEP)	189,889	471,565	688,882	328,290	328,260	-	-	-	-	25,000
Shareholder Equity	5,999,620	6,052,954	5,835,900	1,288,139	1,207,781	541,540	593,794	466,094	377,351	339,916
ROCE	11.89%	26.47%	15.68%	6.43%	1.27%	23.38%	56.27%	57.19%	44.43%	22.99%

HollyFrontier	2003	2002*	2001	2000	1999	1998	1997	1996	1995	1994
Net Income	46,053	18,825	73,450	11,445	19,937	15,167	13,087	19,234	18,120	20,717
LT Debt (ex HEP)	8,571	17,143	34,286	42,857	56,595	70,341	75,516	86,290	54,565	68,840
Shareholder Equity	268,609	228,494	201,734	129,581	128,880	114,349	105,121	96,243	80,043	64,772
ROCE	16.61%	7.66%	31.12%	6.64%	10.75%	8.21%	7.24%	10.54%	13.46%	15.51%

	5-year Total Return: 2009-2013		
	12/31/2008	12/31/2013	Dividend
ALJ	$ 9.15	$ 16.54	$ 1.02
PSX*	$ 34.00	$ 77.13	$ 1.78
DK	$ 5.29	$ 34.41	$ 2.09
HFC	$ 9.11	$ 49.69	$ 8.24
MPC*	$ 39.00	$ 91.73	$ 3.19
TSO	$ 13.17	$ 58.50	$ 1.52
VLO	$ 19.77	$ 50.40	$ 2.43
PBF*	$ 26.00	$ 31.46	$ 1.20
WNR	$ 7.76	$ 42.41	$ 2.38
S&P	$ 903.25	$ 1,848.36	$ 137.80

	10-year Total Return: 2004-2013		
	12/31/2003	12/31/2013	Dividend
ALJ*	$ 16.00	$ 16.54	$ 4.00
PSX*	$ 34.00	$ 77.13	$ 1.78
DK*	$ 16.00	$ 34.41	$ 2.83
HFC	$ 3.44	$ 49.69	$ 9.09
MPC*	$ 39.00	$ 91.73	$ 3.19
TSO	**$ 7.29**	$ 58.50	$ 2.57
VLO	**$ 10.58**	$ 50.40	$ 3.97
PBF*	$ 26.00	$ 31.46	$ 1.20
WNR*	$ 17.00	$ 42.41	$ 2.82
S&P	$ 1,111.92	$ 1,848.36	$ 260.46

HOLLYFRONTIER CORPORATION
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